Exhibit 99.1

Bioxytran Inc. Announces Availability of Updated Investor Presentation

BOSTON, MASSACHUSETTS, May 29, 2019 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTC: BIXT), a developmental stage biotechnology company with a pipeline of anti-necrosis drugs designed to treat hypoxia by delivering a small molecule carrying oxygen to the brain of stroke victims announced today that a new investor presentation will be available on the Company website as of 9:00 a.m. today, May 29.

To view this presentation please visit bioxytraninc.com

Bioxytran CEO David Platt stated, “It is important to keep our investor presentation fresh and updated with the latest developments for our new BXT-25 drug compound and its expanding drug indications. The current presentation was reworked to give an added understanding to investors just how serious the problem of stroke is. We also attempted to show how we think the drug would be positioned in the marketplace. If approved, we think first responders will want to use BXT-25 in the field as an oxygen bridge providing tissue oxygenation while the patient is traveling to the hospital and waiting for an imaging diagnosis of an ischemic or hemorrhagic stroke.”

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working towards a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain. Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. The MDX Viewer will be used in evaluation of the safety and efficacy of the BXT-25. To learn more, visit our website: http://www.Bioxytraninc.com

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